Exhibit 5.1

[Letterhead of Arent Fox LLP]

September 23, 2010

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, MD 20852

Gentlemen:

We have acted as counsel to Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of Maryland (the “Trust”), in connection with (a) the Form S-3 registration statement, File No. 333-160664 (the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) of, among other securities, one or more series of the Trust’s debt securities (“Debt Securities”) and (b) the $250,000,000 of senior Debt Securities (the “Notes”) offered as set forth in the supplement to the Prospectus dated September 23, 2010 (the “Prospectus Supplement”).

The Notes will be issued pursuant to an Indenture dated as of August 1, 1996 (the “Senior Indenture”) between the Trust and The Bank of New York Trust Company, N. A. (the “Senior Trustee”).

We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Trust as we have deemed relevant and necessary as the basis for the opinions set forth herein. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

Washington Real Estate Investment Trust

September 23, 2010

The opinions expressed in this letter concern only the effect of the laws of the State of New York, the State of Maryland and federal law as currently in effect, and we express no opinion on the law of any other jurisdiction. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Senior Indenture has been duly authorized by the Trust. The Senior Indenture is the legally valid and binding agreement of the Trust.

2. The Notes have been duly established pursuant to the Senior Indenture, and when duly authenticated by the Senior Trustee and duly executed and delivered on behalf of the Trust against payment therefor in accordance with the terms and provisions of the Senior Indenture and as contemplated by the Registration Statement and the Prospectus Supplement, the Notes will be validly issued and constitute binding obligations of the Trust.

To the extent that the obligations of the Trust under the Senior Indenture may be dependent upon the following matters, we assume for purposes of this opinion that the Senior Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization of such Trustee; that such Trustee is in compliance generally with respect to acting as a trustee under the Senior Indenture and with all applicable laws and regulations; and that such Trustee has the requisite organizational and legal power and authority to perform its obligations under such Senior Indenture.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal Opinions” in the Prospectus and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ ARENT FOX LLP